U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                     FORM 3
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             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                       17(a) of the Public Utility Holding
                     Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940
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                          2. Date of Event     4.  Issuer Name and Ticker or Trading Symbol
1.   Name and Addressn    Requiring Statement
     of Reporting person     (Month/Day/Year)     The  issuer's  name  is  Gateway  Distributors  Ltd.
                                                  and its trading symbol on the OTC-Bulletin Board system is GTWY
Neptune Communications       April 19, 2002
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(Last)  (First)        (Middle)          3. IRS or       5.  Relationship of Reporting Person to Issuer    6. If Amendment, Date of
                                            Social            (Check all applicable)                              Original
                                        Security Number of                                                         (Month/Day/Year)
 3095 East Patrick Lane, Suite1          Reporting Person                Director      X    10% Owner
                                                                       -----------      ------------
                                            (Voluntary)               Officer (give    Other (Specify
                                                                         --------        ------------
                                                                         title below)
                                                                                            below)


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                            (Street)


  Las Vegas              Nevada                 89120
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   (City)                  (State)                     (Zip)    Table I - Non-Derivative Securities Beneficially Owned

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                            2. Amount of Securities Beneficially  3. Ownership Form: Direct      4. Nature of Indirect Beneficial
 1. Title of Security                       Owned                          (D) or                            Ownership
      (Instr. 4)                         (Instr. 4)                      Indirect (I)                          (Instr. 5)
                                                                         (Instr. 5)
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                                         475,000,000
     Common Stock                                                             D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
        (Over)
                                                              (Print or Type Responses)
                    SEC 1473 (8-92)


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FORM 3 (continued)         Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of     2. Date            3. Title and Amount of Securities   4. Conversion or      5. Ownership    6. Nature of Indirect
    Derivative     Exer-cisable and    Underlying Derivative Security     Exercise Price of       Form of      Beneficial Ownership
    Security       Expiration Date     (Instr. 4)                       Derivative Security     Derivative              (Instr. 5)
    (Instr. 4)     (Month/Day/Year)                                                               Security:
                                                                                               Direct (D) or
                                                                                                Indirect (I)
                                                                                                 (Instr. 5)
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                Date       Expira-                          Amount or
                Exer-      tion             Title           Number of
                Cisable    Date                             Shares
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Explanation of Responses: Neptune acquired 475,000,000 shares as payment for services rendered.





** Intention misstatements or omission of facts constitute Federal Criminal Violations.   /s/ Florian Ternes
                                                                                          ---------------------------------

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                       Signature of Florian Ternes
                                                                                               President of Neptune Communication
                                                                                          Date 8/22/2002

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.
SEC 1473 (8-92)

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